NEWS RELEASE

25 Sawyer Passway ● Fitchburg, Massachusetts 01420

Exhibit 99.01

FOR IMMEDIATE RELEASE

Micron Solutions, Inc. Announces Multi-Year Exclusive

Manufacturing Agreement with its Largest Customer

FITCHBURG, MA February 27, 2018, Micron Solutions, Inc. (the “Company”) (NYSE American:  MICR) is pleased to announce that its wholly owned subsidiary Micron Products, Inc. (“Micron”) with offices in Fitchburg, MA has entered into a multi-year agreement with its largest customer (“Customer”) to supply a variety of their patented components and assemblies which are fabricated by Micron.

Under this agreement, Micron is the exclusive manufacturer of a variety of injection molded products which are sold by the Customer worldwide. The supply and manufacturing agreement sets forth the general terms and conditions, including product quality, product changes, deliveries and pricing pursuant to which Micron will exclusively manufacture and sell required product and tooling to its Customer against purchase orders.  The agreement provides for initial order quantities, volume-based pricing and rebates as well as rolling forecasts.  Micron has received purchase orders for $3.4 million for the first year of production with the expectation that shipments will be at least $3.0 million to $4.0 million for subsequent years of the multi-year agreement.  The Company expects production under the agreement to commence in the first quarter of 2018.

“After more than 5 years of close collaboration, we are pleased to be a part of our Customer’s success in developing and selling these components.  Micron has developed a number of highly automated and accurate manufacturing cells which can produce millions of parts per day,” commented Salvatore Emma, Micron’s President and CEO.  “Micron and its Customer share in the automation investment to keep costs competitive while improving quality and delivery reliability.”

About Micron Solutions Inc.

Micron Solutions Inc., through its wholly-owned subsidiary, Micron Products, Inc. (collectively, the “Company”), is a diversified contract manufacturing organization that produces highly-engineered, innovative medical device components requiring precision machining and injection molding.  The Company also manufactures components, devices and equipment for military, law enforcement, industrial and automotive applications.  In addition, the Company is a market leader in the production and sale of silver/silver chloride coated and conductive resin sensors used as consumable component parts in the manufacture of integrated disposable electrophysiological sensors.  The Company’s strategy for growth is to build a best-in-class contract manufacturer with a specialized focus on plastic injection molding and highly-engineered medical devices and components requiring precision machining.

The Company routinely posts news and other important information on its websites:

http://www.micronsolutionsinc.com and http://www.micronproducts.com

Safe Harbor Statement

Forward-looking statements made herein are based on current expectations of Micron Solutions, Inc. (“our” or the “Company”) that involve a number of risks and uncertainties and should not be considered as guarantees of future performance. The factors that could cause actual results to differ materially include our ability to obtain and retain order volumes from customers who represent significant proportions of net sales; our ability to maintain our pricing model, offset higher costs with price increases and/or decrease our cost of sales; variability of customer delivery requirements;  the level of and ability to generate sales of higher margin products and services; our ability to manage our level of debt and provisions in the debt agreements which could make the Company sensitive to the effects of economic downturns and limit our ability to react to changes in the economy or our industry; failure to comply with financial and other covenants in our credit facility; reliance on revenues

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Micron Solutions, Inc. Announces Multi-Year Agreement

February 27, 2018

from exports and impact on financial results due to economic uncertainty or downturns in foreign markets; volatility in commodity and energy prices and our ability to offset higher costs with price increases; continued availability of supplies or materials used in manufacturing at competitive prices; variations in the mix of products sold; continued availability of supplies or materials used in manufacturing at competitive prices; and the amount and timing of investments in capital equipment, sales and marketing, engineering and information technology resources.  More information about factors that potentially could affect the Company's financial results is included in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

For more information, contact:

Derek T. Welch
Chief Financial Officer
978.345.5000

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